Exhibit 5.1

June 15, 2005	Mayer, Brown, Rowe & Maw LLP 700 Louisiana Street Suite 3600 Houston, Texas 77002-2730 Main Tel (713) 221-1651 Main Fax (713) 224-6410 www.mayerbrownrowe.com

Ferrellgas Partners, L.P. 7500 College Boulevard, Suite 1000 Overland Park, KS 66210
Re:	Equity Issuance from Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Ferrellgas Partners, L.P., a Delaware limited partnership (the “Issuer”), in connection with the preparation of (i) the Issuer’s Registration Statement on Form S-3, as amended (Registration No. 333-103267) (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on June 11, 2003, related to the offering from time to time of up to $500,000,000 of securities of, among others, the Issuer, including common units representing limited partner interests of the Issuer (“Common Units”), (ii) the prospectus contained in the Registration Statement (the “Base Prospectus”) and (iii) the final prospectus supplement to the Base Prospectus dated June 9, 2005, and filed with the Commission on June 10, 2005 (the “Final Prospectus”).

Pursuant to the Base Prospectus, the Final Prospectus and an Underwriting Agreement dated as of June 9, 2005, among the underwriter named therein (the “Underwriter”), the Issuer and particular other parties named therein (the “Underwriting Agreement”), the Issuer is offering to the public (the “Offering”) (i) 1,950,000 Common Units (the “Offered Units”), and (ii) up to an additional 292,500 Common Units (the “Additional Units”) to be offered if the Underwriter exercises its right to purchase such units to cover any over-allotments (the Offered Units and the Additional Units are referred to herein as, collectively, the “Units”).

As special counsel to the Issuer, we have examined, reviewed and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Limited Partnership of the Issuer, as amended, (ii) the Fourth Amended and Restated Agreement of Limited Partnership of the Issuer dated February 18, 2003, as amended (the “Partnership Agreement”), (iii) the Amended and Restated Bylaws of the general partner of the Issuer (the “General Partner”), (iv) the Amended and Restated Certificate of Incorporation of the General Partner, as amended, (v) the Registration Statement, (vi) the Base Prospectus, (vii) the Final Prospectus, (viii) the Underwriting Agreement, (ix) certain resolutions of the Board of Directors of the General Partner regarding, among other things, the Registration Statement, the Base Prospectus, the Final Prospectus, the Underwriting Agreement and the Offering, (x) the Issuer’s Registration Statement on Form 8-A/A, as filed with the Commission on February 18, 2003, and (xi) such other documents, faxes, certificates, instruments and records as we have deemed

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Independent Mexico City Correspondent: Jauregui, Navarrete, Nader y Rojas, S.C.

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

Mayer, Brown, Rowe & Maw LLP
Ferrellgas Partners, L.P. June 15, 2005 Page 2

necessary, desirable or relevant for purposes hereof. We have also examined, reviewed and relied upon certificates of officers of the General Partner and faxes and certificates of public officials, as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

In our examinations and investigations, we have assumed (i) the genuineness of all signatures on, and the authenticity of, all of the foregoing documents, faxes, certificates, instruments and records (collectively, the “Documents”) submitted to us as originals and the conformity to the original documents, faxes, certificates, instruments and records of all such Documents submitted to us as copies, (ii) the truthfulness of all statements of fact set forth in such Documents, (iii) the due authorization, execution and delivery by the parties thereto, other than the Issuer and the General Partner, of all Documents examined by us and (iv) that, to the extent such Documents purport to constitute agreements of parties other than the Issuer and the General Partner, such Documents constitute valid, binding and enforceable obligations of such other parties.

Based on the foregoing and subject to the limitations, conditions and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, when issued in accordance with the terms and provisions of the Registration Statement, the Base Prospectus, the Final Prospectus and the Underwriting Agreement, and upon the Issuer’s receipt of the consideration set forth in the Underwriting Agreement, the Units will be duly authorized, validly issued and, on the assumption that the holders of the Units take no part in the control of the Issuer’s business and otherwise act in conformity with the provisions of the Partnership Agreement regarding the control and management of the Issuer, the Units will be fully paid and non-assessable (except as non-assessability may be affected by particular provisions of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”)).

We hereby consent to the filing of this opinion as an exhibit to the Issuer’s Current Report on Form 8-K as filed with the Commission on June 15, 2005 and to the reference to us in the Base Prospectus and Final Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are “experts,” within the meaning of that term as used in the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, the Base Prospectus or the Final Prospectus, including this opinion as an exhibit or otherwise.

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Ferrellgas Partners, L.P. June 15, 2005 Page 3

The foregoing opinion is strictly limited to the matters stated herein, and no other or more extensive opinion is intended or implied or to be inferred beyond the matters expressly stated herein. The foregoing opinion is based on and is limited to, as in effect on the date hereof, the Delaware Act, the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the relevant Federal law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction or, without limiting the generality of the foregoing, the effect of the laws of any other jurisdiction.

It is understood that this opinion is to be used only in connection with the offer and sale by the Issuer of the Units while the Registration Statement, the Base Prospectus and the Final Prospectus are in effect. Other than as expressly stated above, we express no opinion on any issue relating to the Issuer or to any investment therein. The opinions expressed herein are as of the date hereof, and we undertake no responsibility to update this opinion after the date hereof and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date hereof or with respect to the discovery subsequent to the date hereof of information not previously known to us pertaining to events occurring prior to the date hereof.

Sincerely,

/s/ Mayer, Brown, Rowe & Maw LLP

MAYER, BROWN, ROWE & MAW LLP